Exhibit 11.	Metro Bancorp, Inc.
Computation of Net Income (Loss) Per Common Share

For the Quarter Ended September 30, 2012
	Income	Shares	Per Share Amount
Basic Earnings Per Common Share:
Net income	$1,992,000
Preferred stock dividends	(20,000)
Income available to common stockholders	1,972,000	14,129,049	$0.14
Effect of Dilutive Securities:
Stock options		62
Diluted Earnings Per Common Share:
Income available to common stockholders plus assumed conversions	$1,972,000	14,129,111	$0.14
For the Quarter Ended September 30, 2011
	Loss	Shares	Per Share Amount
Basic Loss Per Common Share:
Net loss	$(5,718,000)
Preferred stock dividends	(20,000)
Loss available to common stockholders	(5,738,000)	13,959,237	$(0.41)
Effect of Dilutive Securities:
Stock options		—
Diluted Loss Per Common Share:
Loss available to common stockholders plus assumed conversions	$(5,738,000)	13,959,237	$(0.41)
For the Nine Months Ended September 30, 2012
	Income	Shares	Per Share Amount
Basic Earnings Per Common Share:
Net income	$7,438,000
Preferred stock dividends	(60,000)
Income available to common stockholders	7,378,000	14,127,555	$0.52
Effect of Dilutive Securities:
Stock options		—
Diluted Earnings Per Common Share:
Income available to common stockholders plus assumed conversions	$7,378,000	14,127,555	$0.52
For the Nine Months Ended September 30, 2011
	Loss	Shares	Per Share Amount
Basic Loss Per Common Share:
Net loss	$(2,194,000)
Preferred stock dividends	(60,000)
Loss available to common stockholders	(2,254,000)	13,866,695	$(0.16)
Effect of Dilutive Securities:
Stock options		—
Diluted Loss Per Common Share:
Loss available to common stockholders plus assumed conversions	$(2,254,000)	13,866,695	$(0.16)